Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS FOURTH QUARTER EARNINGS AND
OUTLOOK FOR FISCAL 2008
     CHARLOTTE, N.C., Nov 13, 2007 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services including the diagnosis and treatment of cardiovascular disease, today announced its operating results for its fourth fiscal quarter, which ended September 30, 2007.
Fourth Quarter 2007 Results
     During its fourth quarter of fiscal 2007, MedCath completed the recapitalization of Harlingen Medical Center (“HMC”). As part of the recapitalization, MedCath’s ownership in HMC was reduced from a majority ownership of 51.0% to a minority ownership of 36.0%. Due to this change in ownership, MedCath began accounting for HMC as an equity investment in the fiscal quarter ended September 30, 2007. As such, MedCath’s fourth quarter of fiscal 2007 consolidated results exclude the net revenue, income from operations and Adjusted EBITDA of HMC. In comparison, MedCath’s fourth quarter of fiscal 2006 consolidated results include the consolidated financial results of HMC. As detailed below, all or a significant portion of the reduction in MedCath’s primary consolidated financial measures is due to the reclassification of HMC from a consolidated subsidiary to an equity investment.
     MedCath’s reported net revenue decreased 10.6% to $158.6 million in the fourth quarter of fiscal 2007 from $177.4 million in the fourth quarter of fiscal 2006, which included $16.2 million attributable to HMC. Excluding this amount from prior year’s results, net revenue declined 1.6%. Income from operations decreased 9.5% to $14.2 million in the fourth quarter of fiscal 2007 from $15.7 million in the fourth quarter of fiscal 2006, which included $1.9 million attributable to HMC. Excluding this amount from prior year’s results, income from operations increased 3.2%. Adjusted EBITDA in the fourth quarter of fiscal 2007 decreased 10.2% to $23.1 million from $25.7 million in the fourth quarter of fiscal 2006, which included $3.2 million attributable to HMC. Excluding this amount from prior year’s results, Adjusted EBITDA increased 2.6%. Income from continuing operations was $2.5 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2007, compared to income from continuing operations of $4.5 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2006. MedCath’s fourth quarter of fiscal 2006 income from continuing operations would have been $4.7 million, or $0.24 per diluted share, had HMC been accounted for as an equity investment in the fourth quarter of fiscal 2006.
     MedCath’s fourth quarter of fiscal 2007 results contain the following unusual items. Per share amounts reflect minority interest expense, where applicable, and income taxes.
•	A $0.5 million, or net impact of $0.01 per diluted share, decrease in net revenue and Adjusted EBITDA related to settlement of third-party cost reports during the quarter,

•	A $4.8 million, or net impact of $0.13 per diluted share, loss on early extinguishment of debt related to the HMC recapitalization, and

•	A $0.1 million, or net impact of $0.01 per diluted share, reduction in income from continuing operations related to combined legal expense associated with the HMC recapitalization and final settlement between Arizona Heart Hospital and the United States Department of Justice.
     MedCath’s fourth quarter of fiscal 2006 results were impacted by certain unusual items that collectively had a $1.3 million favorable impact to net revenue, a $1.0 million favorable impact to Adjusted EBITDA and a $0.4 million, or $0.02 per diluted share, favorable impact to income from continuing operations.
     Share-based compensation expense totaled $0.5 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2007 compared to $0.8 million, or $0.02 per diluted share, in the fourth quarter of fiscal 2006. Pre-opening expenses totaled $0.6 million, or $0.02 per diluted share, in the fourth quarter of fiscal 2007. MedCath did not incur pre-opening expenses in the fourth quarter of fiscal 2006. Adjusted EBITDA in this release does not include share-based compensation expense or pre-opening expenses, but these expenses are included as a component of income from continuing operations.
     “Our fourth quarter brings to close a very successful fiscal 2007,” said O. Edwin French, MedCath’s president and chief executive officer. “We were able to accomplish many of our strategic and financial objectives during the year, delivering overall solid revenue and EBITDA growth. We believe we have put in place the foundation for a successful fiscal 2008.”
Operating Statistics and Cash Flow
     Same facility hospital adjusted admissions, which excludes the results of Harlingen Medical Center, for the fourth quarter of fiscal 2007 increased 1.9% from the fourth quarter of the previous fiscal year. Same facility hospital net revenue decreased 0.5%. Net cash provided by operating activities of continuing operations for the fourth quarter of fiscal 2007 was $27.6 million, up from $15.6 million for the fourth quarter of fiscal 2006. Capital expenditures totaled $18.0 million in the fourth quarter of fiscal 2007 in comparison to $7.5 million in the fourth quarter of fiscal 2006.

2008 Outlook
     For its fiscal year 2008, which ends September 30, 2008, MedCath estimates its primary financial measures to be in the following range:

Net revenue	$685.0 million	to	$700.0 million
Adjusted EBITDA	$110.0 million	to	$114.0 million
Income from continuing operations	$ 32.8 million	to	$ 34.3 million
Capital expenditures, recurring operations	$ 35.0 million	to	$ 40.0 million
     The above outlook excludes the financial effect of approximately $1.0 million in pre-opening expenses anticipated to be incurred with the development of the Hualapai Medical Center, located in Kingman, Arizona. In addition, the above outlook excludes the financial effect of share-based compensation expense.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss (gain) on disposal of property, equipment and other assets; loss on early extinguishment of debt; impairment of long-lived assets; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 9 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 22236624. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, November 20, 2007. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 22236624. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 29, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Copies of this registration statement and Form 10-Q, including exhibits, are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.